[CAPITALSOUTH BANCORP LETTERHEAD]

Exhibit 10.16

SUBSCRIPTION AGENT AGREEMENT
September   , 2008

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, CapitalSouth Bancorp, a Delaware corporation (the “Company”), hereby confirms its arrangements with you as follows:

1.	Stock Offerings.

The Company is distributing, at no charge, to the record holders of shares of its common stock, par value $1.00 per share (“Common Stock”), as of 5:00 p.m., Eastern Time, on          , 2008 (the “Record Date”), non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Rights Offering”). Each record holder is entitled to receive one Right for each share of Common Stock held by such record holder at the Record Date. Each Right entitles the holder thereof to subscribe for          shares of Common Stock (the “Basic Subscription Right”) at a subscription price of $      per share of Common Stock (the “Subscription Price”). Each holder of Rights who exercises in full his, her or its Basic Subscription Right will be entitled, subject to allotment, to subscribe for additional shares of Common Stock at the Subscription Price pursuant to the Basic Subscription Right (the “Over-Subscription Privilege”). To the extent that sufficient Unsubscribed Shares (as defined below) are not available to honor all Over-Subscription Privilege requests, the Unsubscribed Shares will be allocated as described in the Prospectus (as defined herein). Rights shall cease to be exercisable at 5:00 p.m., Eastern Time, on          , 2008, unless the Company extends the period for exercising Rights until no later than          , 2008 (as it may be extended, the “Expiration Time”). The Company shall notify you orally and confirm in writing an extension of the Expiration Time. Rights are evidenced by non-transferable rights certificates in registered form (“Rights Certificates”). The Rights Offering will be conducted in the manner and upon the terms and conditions set forth in the Company’s final Prospectus, dated as of          , 2008 (the “Prospectus”), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2.	Appointment of Subscription Agent.

You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents.

Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

(a) a copy of the Prospectus, attached hereto as Annex A;

(b) Form of Rights Certificate, attached hereto as Annex B;

(c) Form of Instructions for Use of Rights Certificates, attached hereto as Annex C;

(d) Form of Letter to Stockholders that are Record Holders, attached hereto as Annex D;

(e) Form of Letter to Stockholders who are Dealers or Nominees, attached hereto as Annex E;

(f) Form of Letter to Clients who are Beneficial Holders, attached hereto as Annex F;

(g) Form of Nominee Holder Certification Form, attached hereto as Annex G; and

(h) Form of tax guidelines for registered holders, attached hereto as Annex H.

As soon as is reasonably practical, you shall mail or cause to be mailed to each holder of Common Stock whose address of record is within the United States on the Record Date, those documents listed above in (a) through (h) as you are instructed, in writing, by the Company. Prior to your mailing of the documents, the Company will provide you with blank Rights Certificates which you will prepare and issue in the names of registered record holders of Common Stock at the close of business on the Record Date. The Rights Certificate will indicate the number of Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Rights Certificates.

You shall refrain from mailing any documents to any registered record holder of Common Stock on the Record Date whose address of record is outside the United States, and shall hold such Rights Certificates for the account of such stockholder subject to such stockholder making arrangements with the Subscription Agent satisfactory to you and to the Company for the exercise thereby, and following the instructions of the stockholder for the exercise of such Rights if such instructions are confirmed by the Company and are received at or before 5:00 p.m., Eastern Time, on          , 2008.

4.	Subscription Procedure.

(a) Upon your receipt prior to the Expiration Time (by mail or delivery), as Subscription Agent, of (i) any Rights Certificate completed and endorsed for exercise, as provided on the reverse side of the Rights Certificate or Nominee Holder Certification from the Depository Trust Company or other nominee of the subscriber and (ii) payment in full of the aggregate Subscription Price in United States funds by (x) certified check payable to Registrar and Transfer Company (drawn upon a United States bank), (y) postal, telegraphic or express money order payable to Registrar and Transfer Company, or (z) wire transfer of immediately available funds to accounts maintained by you, you shall, as soon as practicable after the Expiration Time, upon written instruction of the Company, mail to the appropriate address properly listed on the Rights Certificates, stock certificates representing the shares of Common Stock duly subscribed for, deliver to the Depository Trust Company shares subscribed by beneficial owners, and furnish a list of all such information to the Company.

(b) As soon as reasonably practical following the Expiration Time, you shall calculate the number of shares of Common Stock to which each subscriber is entitled pursuant to such subscriber’s Over-Subscription Privilege. The Over-Subscription Privilege may only be exercised by holders who fully exercise their Basic Subscription Right. The maximum amount of shares of Common Stock available pursuant to the Over-Subscription Privilege shall equal the number of shares of Common Stock that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Unsubscribed Shares”), it being understood that          shares are offered for sale. If there are sufficient Unsubscribed Shares at the Expiration Time to satisfy all subscriptions of record holders exercising their Rights under the Over-Subscription Privilege, each holder shall be allotted the number of Unsubscribed Shares, at the Subscription Price, having a value equal to the amount subscribed for. If there is an insufficient number of Unsubscribed Shares at the Expiration Time after record holders have exercised Rights under their Basic Subscription Right to satisfy all subscriptions of record holders exercising their Rights under the Over-Subscription Privilege, you will allocate the Unsubscribed Shares among the record holders who exercised their Over-Subscription Privilege as follows:

(i) To the extent the aggregate Subscription Price of the actual number of shares of Common Stock available to a record holder pursuant to the Over-Subscription Privilege is less than the amount that such record holder actually paid in connection with the exercise of the Over-Subscription Privilege, such record holder will be allocated only the number of Unsubscribed Shares actually available to him. Unsubscribed Shares will be allocated among stockholders who over-subscribed by multiplying the number of shares requested by each stockholder through the exercise of their Over-Subscription Privileges by a fraction that equals (x) the number of shares available to be issued through Over-Subscription Privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their Over-Subscription Privileges.

(ii) To the extent the amount that a record holder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the actual number of shares of Common Stock available to such record holder pursuant to the Over-Subscription Privilege, such record holder will be allocated the full number of Unsubscribed Shares for which the subscriber paid.

Any fractional shares of Common Stock to which persons exercising their Basic Subscription Rights or Over-Subscription Privilege would otherwise be entitled shall be rounded down to the next whole share of Common Stock.

(c) Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Over-Subscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, furnish a list of all such information to the Company.

(d) If a lesser number of Unsubscribed Shares is allotted to a subscriber than the subscriber has tendered payment for, you shall remit the difference to the registered holder without interest or deduction at the same time as certificates are mailed.

(e) Funds received by you pursuant to the Rights Offering shall be held by you in a segregated account. Upon mailing certificates representing the securities and refunding Rights Holders for additional shares subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares sold in the Rights Offering.

5.	Defective Exercise of Rights; Lost Rights Certificates.

The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Rights Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Rights Certificates with the defects or irregularities which have not been cured or waived, to the holder of the Rights. If any Rights Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Common Stock you use in your capacity as transfer agent for the Common Stock.

6.	Other Delivery.

You shall deliver to the Company the exercised Rights Certificates and record of shares subscribed for by stockholders who are beneficial owners in accordance with written directions received from the Company, and you shall deliver to third party purchasers who have purchased shares in any subsequent offering of unsubscribed shares, to their registered addresses, certificates representing the securities subscribed for as instructed in writing by the Company.

7.	Reports.

You shall notify the Company by telephone on or before the close of business on each Wednesday and Friday (unless such day is a bank holiday) business day during the period commencing on the first Friday after the mailing of the Rights and ending at the Expiration Time (a “Bi-Weekly Notice”), which notice shall thereafter be confirmed in writing, of (a) the number of Rights exercised during the period covered by such bi-weekly notice, (b) the number of Rights for which defective exercises have been received during the period covered by such bi-weekly notice, and (c) the cumulative total of the information set forth in clauses (a) and (b) above. You shall provide such notices on a more frequent basis as requested by the Company as the Expiration Time approaches. You shall also report the number of shares associated with the Rights in (a). At or before 5:00 p.m., Eastern Time, on the first business day following the Expiration Time you shall certify in writing to the Company the cumulative total through the Expiration Time of all the information set forth above in this paragraph 7. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights, and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 7 upon any request by the Company or its designees.

8.	Future Instructions.

With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any of the following officers of the Company:

W. Dan Puckett — Chairman and Chief Executive Officer
Carol W. Marsh — Chief Financial Officer

9.	Payment of Fees and Expenses.

The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder as provided in the attached Fee Schedule.

10.	Indemnification.

The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable documented fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject to, or arising from or out of, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any affiliates or directors, officers, employees, attorneys and agents used by you in connection with the performance of your duties as Subscription Agent pursuant hereto.

11.	Notices.

Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, and shall be deemed received upon receipt if delivered by hand or telecopy, or three business days after deposit in the U.S. mail if delivered by U.S. mail and shall be addressed as follows:

(a) If to the Company, to:

CapitalSouth Bancorp
2340 Woodcrest Place
Birmingham, Alabama 35209
Attention: Carol W. Marsh
Telephone: (205) 870-1939

(b) If to you, to:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
Attention:
Telephone: 908-497-2300 x
Telecopy: 908-497-2311

12.	Miscellaneous.

(a) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

(b) In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering arise, as they may from time to time be amended, the terms of the Rights Offering shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of you as Subscription Agent, which shall be controlled by the terms of this Agreement.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without giving effect to conflict of laws rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.

(d) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

(e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Subscription Agent and the arrangements herein provided by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

Yours truly,

CAPITALSOUTH BANCORP

By:
Name:

Title:

Agreed and Accepted:

REGISTRAR AND TRANSFER COMPANY

By:
Name:

Title: